UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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CAMDEN NATIONAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (“the Company”), to be held on Tuesday, May 3, 2011, at 3:00 p.m. local time, at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”). The Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed, along with the Company’s 2010 Summary Annual Report and Annual Report on Form 10-K.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Then, we ask that you complete, sign, date and mail promptly the enclosed Proxy Card in the enclosed postage-paid envelope, or use telephone or internet voting, to ensure that your shares are represented and voted at the meeting. Shareholders who attend the Annual Meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is extremely important, so please act at your earliest convenience.

We appreciate your continued interest in Camden National Corporation and are confident that, as in the past, you will continue to vote your shares.

Sincerely,

Karen W. Stanley
Chairman of the Board

Gregory A. Dufour
President and Chief Executive Officer
April 4, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2011

TO THE SHAREHOLDERS OF CAMDEN NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation, (the “Company”), will be held on Tuesday, May 3, 2011 at 3:00 p.m. local time at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the purpose of considering and voting upon the following matters:

(i)	Election of Directors. To elect three (3) persons to the Company’s Board of Directors for a term of three (3) years and to serve until successors are elected and qualified, as more fully described in the accompanying Proxy Statement.
(ii)	Shareholder “Say-on-Pay”. To consider a non-binding advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”).
(iii)	Frequency of Shareholder “Say-on-Pay”. To select the frequency of future shareholder “Say-on-Pay” votes.
(iv)	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for the year ending December 31, 2011.
(v)	Other Business. To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 7, 2011 as the record date for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY ALSO DELIVER YOUR VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By Order of the Board of Directors,

John W. Holmes, Secretary
April 4, 2011

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held MAY 3, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2011 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 3, 2011 at 3:00 p.m. local time, at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting” or the “Meeting”). Only shareholders of record as of March 7, 2011 (the “Record Date”) will be entitled to notice of, to attend, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the three nominees to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 7,659,403 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement and Proxy Card were first mailed to the Company’s shareholders on or about April 4, 2011 to solicit proxies for the Annual Meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised; therefore, the delivery of an executed Proxy Card will not in any way affect a shareholder’s right to attend the Annual Meeting and vote in person. Revocation may be made prior to the Annual Meeting by a written revocation, or by submitting a duly executed Proxy Card bearing a later date sent to the Company, Attention: John W. Holmes, Secretary, Two Elm Street, Camden, Maine 04843; or a proxy may be revoked personally at the Annual Meeting prior to the voting of the proxy. In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked proxies, will be voted for:

•	Proposal 1: Election of Directors — the election of the nominees to the Company’s Board of Directors described herein,
•	Proposal 2: Shareholder “Say-on-Pay” — the approval of the compensation of the Company’s named executive officers,
•	Proposal 3: Frequency of Shareholder “Say-on-Pay” — the approval of a frequency of “every year” for future shareholder “Say-on-Pay” votes,
•	Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm — the ratification of the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for the year ended December 31, 2011,
•	Proposal 5: Other Business — the consideration of and action upon such other business, matters or proposals as may properly come before the Annual Meeting.

Quorum and Vote Required

The holders of one-third of the total number of outstanding shares of Common Stock, present in person or by proxy, are required for a quorum at the Annual Meeting.

If a quorum is present at the Annual Meeting, a majority of shares voted is required to elect each of the three directors and an affirmative vote of a majority of the votes cast at the Annual Meeting is required for all other matters presented at the Annual Meeting.

A broker non-vote occurs when a broker indicates on the proxy card that it does not have discretionary authority as to certain shares to vote on a particular matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no impact on the outcome of Proposal 1, Proposal 2, Proposal 3 or Proposal 4.

The following is the Board’s recommendation with respect to each of the items to be considered and voted upon at the Meeting:

Proposal 1 —	The Board recommends a vote “FOR” the election of all nominees as directors.
Proposal 2 —	The Board recommends a vote “FOR” approval of the compensation of the Company’s named executive officers (“Say-on-Pay”).
Proposal 3 —	The Board recommends a frequency of “EVERY YEAR” for future shareholder “Say-on-Pay” votes.
Proposal 4 —	The Board recommends a vote “FOR” the ratification of the appointment of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of the Meeting. If any other matters are presented properly at the Meeting, however, the proxy will be voted by the proxy holders in accordance with the recommendations of the Board.

Voting

Voting by Mail.  Shareholders can ensure that their shares are voted at the Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope.

Voting by Telephone or the Internet.  If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by the voting deadline set forth on the proxy card.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

Revocability of Proxies

Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or by submitting a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Meeting and voting in person at the Meeting. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. In addition to use of the mail, proxies may be solicited personally or by telephone by the Company’s directors and officers, who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company, its transfer agent, to solicit proxies held by brokers and nominees, and will reimburse it for reasonable out-of-pocket expenses incurred in the solicitation of proxies. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses of doing so. The stock transfer books will remain open between the Record Date and the date of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 3, 2011:

The Company’s Proxy Statement, Form 10-K Annual Report for the year ended December 31, 2010, and Annual Report brochure are available free of charge at http://www.camdennational.com.

In addition, the Company will provide without charge upon the written request of any shareholder a copy of the Company’s annual report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2010. Requests should be directed to Camden National Corporation, Attn: Investor Relations, P.O. Box 310, Camden, Maine 04843.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten members. Under the Company’s Articles of Incorporation, the Board of Directors is divided into three classes with approximately one-third of the directors standing for election each year. At the Annual Meeting, three directors will be elected to serve until the 2014 Annual Meeting of Shareholders and until each such director’s successor is duly elected and qualified. The Board has nominated Robert J. Campbell, John W. Holmes, and John M. Rohman for election as directors. More information on our nomination procedures is included in the “Corporate Governance and Board Matters — Corporate Governance Committee” on page 14.

The Board recommends the election of the three (3) nominees listed below as directors, to serve a three-year term expiring at the 2014 Annual Meeting of Shareholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Robert J. Campbell

John W. Holmes

John M. Rohman

For more information regarding the background of each of the nominees for director, see “Directors and Executive Officers.” The persons named as “proxy” in the enclosed form of proxy card will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named above should be unable to serve, which event is not expected to occur, the discretionary authority provided in the proxy card will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

The Company’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. The number of shares voted “FOR” a director nominee must exceed the number of votes “WITHHELD” from that nominee. In a contested election, where the number of nominees exceeds the number of directors to be elected, the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action, and the Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 30 days from the date the election results are certified. In 2011, all director nominees are currently serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” ALL THREE (3) NOMINEES.

PROPOSAL 2:

NON-BINDING ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this proxy statement. This vote is sometimes referred to as a “Say-on-Pay” vote.

The resolution that is the subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Company has five named executive officers, Gregory A. Dufour, Deborah A. Jordan, Peter F. Greene, Timothy P. Nightingale and June B. Parent. The Company’s compensation program is designed to attract, motivate and retain its named executive officers, who are critical to the Company’s success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Company. Please see “Compensation Disclosure and Analysis” beginning on page 22 for additional information about the Company’s executive compensation programs.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Camden National Corporation hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3:

NON-BINDING ADVSIORY VOTE ON THE
FREQUENCY OF “SAY-ON-PAY”

As required under the Dodd-Frank Act, the Board of Directors is also submitting for shareholder consideration a proposal to determine, on an advisory basis, whether future shareholder advisory votes to approve the compensation paid to the named executive officers should be sought either annually, every two years or every three years.

The subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. However, the Board intends to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits “Say-on-Pay” proposals in the future.

The Board of Directors values the importance of receiving regular input from our shareholders on important matters such as the compensation of the Company’s executive officers. We appreciate the past support and approval of employee incentive programs by our shareholders. Accordingly, as indicated below, the Board of Directors recommends that you vote for a frequency of “EVERY YEAR” for future shareholder advisory votes to approve the compensation of the named executive officers.

The enclosed proxy card gives you four choices on voting on this item. In addition to considering whether future shareholder “Say-on-Pay” votes should occur every year, every two years, or every three years, you also have the choice to abstain from voting on this item.

Please note that you are not voting to approve or disapprove the Board’s recommendation on this item.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR A FREQUENCY OF “EVERY YEAR” FOR FUTURE SHAREHOLDER “SAY-ON-PAY” VOTES.

PROPOSAL 4:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Berry, Dunn, McNeil & Parker (“BDMP”) as the Company’s independent registered public accounting firm for the year ending December 31, 2011. BDMP audited the Company’s financial statements for the year ended December 31, 2010, has audited the Company’s financial statements since the Company’s formation in 1985, and has served as Camden National Bank’s independent registered public accounting firm since 1980. Representatives of BDMP are expected to attend the Meeting. The representatives are expected to be available to respond to appropriate questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking its shareholders to ratify the selection of BDMP as its independent registered public accounting firm (as it has done in prior years) because it believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain BDMP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Services Rendered By and Fees Paid To Independent Registered Public Accounting Firm.  The following sections describe the services rendered by BDMP to the Company, and fees paid by the Company to BDMP for such services, for the years ended December 31, 2010 and 2009. BDMP acted as independent registered public accounting firm for the Company for the years ended December 31, 2010 and 2009 and performed the Company’s audit services in fiscal years 2010 and 2009.

Audit Fees.  The aggregate fees for professional services rendered by the principal accountant, BDMP, for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002, internal control reporting under Sarbanes-Oxley Section 404, review of financial statements included in the Company’s Form 10-Q’s, consent procedures, and audit requirements for the U.S. Department of Housing and Urban Development for supervised mortgagees were $195,700 and $184,100, for the years ended December 31, 2010 and 2009, respectively.

Audit-Related Fees.  The aggregate fees for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2010 and 2009 were $16,600 and $24,100, respectively. These services related primarily to the audit of the Company’s qualified retirement benefit plan and routine consulting on accounting matters.

Tax Fees.  The aggregate fees for professional services rendered by BDMP for tax compliance, tax audit assistance, tax advice and tax planning for the years ended December 31, 2010 and 2009 were $2,500 and $26,300, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, and review of compliance with reporting requirements.

All Other Fees.  All other fees include the fees billed for services rendered by BDMP other than those services covered above. The fees for the years ended December 31, 2010 and 2009 were $19,500 and $10,600, respectively. These services related to compliance consulting regarding certain retirement and other employee benefit plans.

No services were rendered for financial information systems design and implementation or internal audit.

The Audit Committee of the Board pre-approves all services provided by BDMP. Each service to be provided by BDMP is presented for pre-approval at the Audit Committee’s regular meeting or presented to the Chair of the Audit Committee for pre-approval under delegated authority and presented to the Audit Committee at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

STOCK OWNERSHIP OF 5% PRINCIPAL STOCKHOLDERS,
DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

As of the Record Date, there were 7,659,403 shares of Common Stock outstanding, held of record by approximately 1,401 shareholders. The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, (ii) each current director of the Company and each nominee for director, (iii) the Company’s named executive officers, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him, her or it as set forth opposite his, her or its name.

	Number of Shares		Percentage of Common Shares Outstanding
5% or Greater Shareholders:
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	477,528	(1)	6.23%
Directors, Nominees and Named Executive Officers:
Ann W. Bresnahan	23,940	(2)	*
Robert J. Campbell	10,000		*
Gregory A. Dufour	21,148	(3)	*
David C. Flanagan	1,981		*
Peter F. Greene	3,254	(4)	*
Deborah A. Jordan, CPA	6,492	(5)	*
Rendle A. Jones	134,633	(6)	1.76%
John W. Holmes	11,000		*
Timothy P. Nightingale	10,627	(7)	*
James H. Page, Ph.D.	1,100		*
June B. Parent	9,032	(8)	*
John M. Rohman	1,450	(9)	*
Robin A. Sawyer, CPA	1,489	(10)	*
Karen W. Stanley	1,988	(11)	*
All directors, nominees, and executive officers as a group (15 persons):	244,436		3.18%

*	Less than 1%.
(1)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely upon a Schedule 13G filed by BlackRock with the Securities and Exchange Commission on February 3, 2011, which indicates that BlackRock held sole voting power over all shares owned by BlackRock.
(2)	Includes 5,940 shares over which voting and dispositive power are shared jointly with Ms. Bresnahan’s spouse.
(3)	Includes 4,000 shares that Mr. Dufour has a right to acquire by exercise of vested stock options.
(4)	Includes 1,253 shares over which voting and dispositive power are shared jointly with Mr. Greene’s spouse. Also includes 500 shares that Mr. Greene has a right to acquire by exercise of vested stock options.
(5)	Includes 3,000 shares that Ms. Jordan has a right to acquire by exercise of vested stock options.
(6)	Includes 94,700 shares owned by various trusts of which Mr. Jones acts as trustee, as to which shares he disclaims any beneficial interest. Also includes 1,950 shares owned by Mr. Jones’s spouse, as to which Mr. Jones disclaims any beneficial interest.
(7)	Includes 8,100 shares that Mr. Nightingale has a right to acquire by exercise of vested stock options.

(8)	Includes 11 shares over which voting and dispositive power are shared jointly with Ms. Parent’s spouse and 556 shares owned by Ms. Parent’s spouse, as to which Ms. Parent disclaims any beneficial interest. Also includes 6,600 shares that Ms. Parent has a right to acquire by exercise of vested stock options.
(9)	Includes 1,450 shares over which voting and dispositive power are shared jointly with Mr. Rohman’s spouse.
(10)	Includes 1,489 shares over which voting and dispositive power are shared jointly with Ms. Sawyer’s spouse.
(11)	Includes 1,453 shares over which voting and dispositive power are shared jointly with Ms. Stanley’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Section 16 Persons are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and written representations received by the Company, we believe that each of the Company’s Section 16 Persons has complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2010 except that Ms. Stanley filed one late Form 4 representing the purchase of shares.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of the nominees, continuing directors and Named Executive Officers:

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
Nominees(3)
Robert J. Campbell	Mr. Campbell has been Partner in the investment management firm of Beck, Mack & Oliver in New York, New York, since 1991. Mr. Campbell has served as board member of Enstar Group, Limited, a publicly traded company, since 2007 and he is chair of the audit and investment committee. As a Rockport resident, Mr. Campbell serves on the board of trustees for the Rockport Bay Chamber Concerts and on the investment committee for the Center for Furniture Craftsmanship.	62	1999	n/a	2001	2014
John W. Holmes	Mr. Holmes is President and majority owner of Consumers Fuel Company in Belfast, Maine, a position he has held since 1977. Mr. Holmes serves as Trustee of the Belfast Free Library.	65	1988	1988	n/a	2014
John M. Rohman	Mr. Rohman is the Chairman of the Board of WBRC Architects•Engineers, headquartered in Bangor, Maine. Joining WBRC Architects•Engineers in 1973, Mr. Rohman has served as principal contact with clients for programming and project management on numerous statewide projects including commercial and college institutional facilities. A longtime Bangor resident, Mr. Rohman has won many awards for his extensive public service and numerous board activities that focus on education, the arts, economic development, and public policy. Mr. Rohman’s past community involvement includes serving as a director for the National Folk Festival in Bangor, the Bangor Symphony Orchestra, and Maine Crafts Association. He was also a member of the Bangor City Council and served as the mayor of Bangor in 2001.	65	2010	2007	n/a	2014

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
Continuing Directors(7)
Ann W. Bresnahan	Ms. Bresnahan has been a full time volunteer and civic leader since 1970. Ms. Bresnahan has served as trustee of Pen Bay Healthcare since 2005 and currently serves on the investment and governance committees. Ms. Bresnahan serves as chair of Pen Bay Healthcare Foundation and as an advisory committee member with the Mitchell Institute. Her past community involvement includes Camden Outing Club, Owls Head Transportation Museum, The Hurricane Island Outward Board School, The Ethel Walker School, and the First Congregational Church. She is currently treasurer and board member of Partners for Enrichment.	59	1990	1990	2009	2012
Gregory A. Dufour	Mr. Dufour has been President and Chief Executive Officer of Camden National Corporation since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and then in January 2006, he became President and Chief Executive Officer for Camden National Bank. In addition to his duties as President and CEO, and Director of the Company, Mr. Dufour serves as President and CEO of Camden National Bank and Acadia Trust, N.A. He also serves on the Board of Directors of Camden National Bank and Acadia Trust. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller.	51	2009	2004	2006	2012

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
David C. Flanagan	Mr. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business with five locations in mid-coast Maine, a position he has held since 1978. Mr. Flanagan also serves as President of Pine Tree Products.	57	2005	1998	n/a	2013
Rendle A. Jones	Mr. Jones was Chairman of the Company from 1998 to 2010, and Chairman of Camden National Bank from 1999 to 2010, except for 2006. Mr. Jones is an attorney and Partner in the law firm of Harmon, Jones, & Sanford, LLP, specializing in the areas of business and estate planning, probate and trust administration and real estate matters in Camden, Maine, where he has worked since 1968.	68	1988	1988	2006	2012
James H. Page, Ph.D.	Dr. Page is Chief Executive Officer of the James W. Sewall Company in Old Town, Maine, which provides comprehensive consulting services in forestry, engineering, and geographic information management for municipal government, utilities, and the natural resource industry. Dr. Page joined the James W. Sewall Company in 1997 following a career in academia. Dr. Page is also an Adjunct Professor as well as a member of the Board of Visitors at the University of Maine at Orono. He is the founding director of the Gulf of Maine Oceanographic Observing System.	58	2008	n/a	n/a	2013
Robin A. Sawyer, CPA	Ms. Sawyer is Vice President, Corporate Controller at Fairchild Semiconductor, a position she has held since November 2002. In addition, from October 2005 to March 2006, she served as interim Co-Chief Financial Officer and as the Principal Financial Officer at Fairchild Semiconductor. Ms. Sawyer joined Fairchild Semiconductor in 2000 as Manager of Financial Planning and Analysis. From 1998 to 2000, Ms. Sawyer was employed by Cornerstone Brands, Inc. as Director of Financial Planning and Reporting. Prior to 1998, Ms. Sawyer worked at Baker, Newman & Noyes, LLC and its predecessor firm, Ernst & Young.	43	2004	n/a	n/a	2013

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
Karen W. Stanley	Ms. Stanley was named Chairman of the Company and Chairman of Camden National Bank on May 25, 2010. Ms. Stanley joined the Company’s Board of Directors in January 2008 following the acquisition of Union Bankshares Company where she had been a Director since 2004. Previously, Ms. Stanley was co-owner of Stanley Subaru in Ellsworth, Maine from 1999 until February 2005. Ms. Stanley also served with Priority Management, an international training and development firm, as a member of the senior management team with their international headquarters. Prior to that, she served as Vice President, Personal Banking for Overseas Executives with Citibank N.A. Ms. Stanley began her career in sales with the Xerox Corporation.	65	2008	n/a	n/a	2013
Named Executive Officers(5)
Joanne T. Campbell EVP, Risk Management	Ms. Campbell joined the Company in 1996 as Vice President, Manager of Residential Real Estate. She was promoted to Senior Vice President, Compliance, Audit & CRA in 2002, and then to Senior Vice President, Risk Management in 2005 and more recently to Executive Vice President in January 2011. As of January 2008, Ms. Campbell’s responsibilities expanded to include all areas of Risk Management for the Company.	48	2002	1996	n/a	n/a
Gregory A. Dufour President & CEO	See above information in Continuing Directors.
Peter F. Greene EVP, Operations and Technology	Mr. Greene joined the Company in January 2008 with the acquisition of Union Bankshares Company. Mr. Greene joined Union Trust Company in 1982 and was promoted to Senior Vice President, Senior Bank Services Officer in 1999 and to Senior Vice President, Chief Administrative Officer in 2003, a position he held until he joined the Company as Senior Vice President of Operations and Technology. In January 2011, he was promoted to Executive Vice President.	51	2008	n/a	n/a	n/a

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
Deborah A. Jordan, CPA EVP & CFO	Ms. Jordan joined the Company in September 2008 as Senior Vice President, Chief Financial Officer, and Principal Financial and Accounting Officer and promoted to Executive Vice President in January 2011. Ms. Jordan was previously Executive Vice President and Chief Financial Officer of Merrill Merchants Bancshares, Inc. in Bangor, Maine, from January 1993 to August 2008. Ms. Jordan worked at Arthur Andersen & Co. from 1987 to 1992.	45	2008	n/a	n/a	n/a
Timothy P. Nightingale EVP, Senior Loan Officer	Mr. Nightingale joined the Company in March 2000 as Regional Vice President of UnitedKingfield Bank. In 2001, Mr. Nightingale was named Senior Lending Officer at UnitedKingfield Bank and promoted to Senior Vice President in 2003. In September 2006, the Company merged UnitedKingfield Bank into Camden National Bank, at which time Mr. Nightingale was named Senior Vice President, Senior Lending Officer for Camden National Bank. In January 2011, he was promoted to Executive Vice President.	53	n/a	2000	n/a	n/a
June B. Parent EVP, Retail Banking	Ms. Parent rejoined the Company in July 1995 and was promoted to Vice President of Human Resources in 1999. In December 2003, she made a career change to the retail banking division of the Bank and was promoted to Senior Vice President and Senior Retail Banking Officer. In January 2011, she was promoted to Executive Vice President.	47	n/a	1995	n/a	n/a

All of the executive officers will hold office at the discretion of the Company’s Board of Directors. There are no arrangements or understandings between any of the directors, or officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no “family relationships” among the above directors and officers, as the Commission defines that term.

CORPORATE GOVERNANCE AND BOARD MATTERS

During 2010, the Board of Directors of the Company held eleven regular meetings, two special meetings, and one Annual Meeting. Each of the directors attended at least 75% of the total number of meetings of the Company’s Board except for Mr. Campbell and 75% of the total number of meetings held by the committees of the Company Board on which he or she served during the year. Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. In 2010, all of the directors attended the annual meeting of shareholders.

The Board has five (5) standing committees: an Audit Committee, a Compensation Committee, a Capital Planning Committee, a Technology Committee and a Corporate Governance Committee.

The following table sets forth the members of the Board and the committees of the Board on which they served at December 31, 2010.

Name of Director	Audit	Compensation	Capital Planning	Technology	Corporate Governance
Non-Employee Directors:
Ann W. Bresnahan	Member				Member
Robert J. Campbell	Member		Chair
David C. Flanagan	Member	Member
John W. Holmes		Member
Rendle A. Jones		Chair	Member		Member
James H. Page				Chair
John M. Rohman				Member	Member
Robin A. Sawyer	Chair		Member
Karen W. Stanley		Member			Chair
Employee Directors:
Gregory A. Dufour			Member	Member

We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.

Our Board has determined that the following directors, constituting nine of the Company’s ten directors, are each an “independent director” as such term is defined in NASDAQ’s listing standards: Messrs. Campbell, Flanagan, Holmes, Jones, Page and Rohman and Mses. Bresnahan, Sawyer, and Stanley. Our Board also has determined that each member of the Audit Committee, the Compensation Committee, and the Governance Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the Securities and Exchange Commission, the Internal Revenue Service, and applicable committee charters.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the qualifications and independence of the Company’s independent accountants; and the performance of the Company’s internal audit function and independent accountants. The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and approves the selection and performance of the Internal Auditors and reviews and approves the Company’s internal audit plan. Annually the Audit Committee also reviews and updates the Committee charter; reviews and evaluates Committee performance; and participates in the preparation of the audit report contained in this Proxy Statement.

The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board of Directors has determined that Ms. Sawyer, CPA, qualifies as an “audit committee financial expert” as defined by the SEC rules. This Committee met nine times during 2010. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to compensation of the Company’s directors and executives, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee.

Thirteen meetings were held during 2010. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Ms. Stanley served as Chairman of the Trustees of Maine Coast Memorial Hospital, and in her role on the executive committee, had responsibilities for compensation matters, and Mr. Jones, as past director and member of the executive committee of Pen Bay Healthcare, advised those organizations in a similar capacity. No other members of the Committee have advised other organizations on compensation matters as a member of another company’s board or committee.

Messrs. Jones (Chair), Flanagan and Holmes and Ms. Stanley served as members of the Compensation Committee. No member of the Compensation Committee was an officer, employee or former employee of the Company, or had any relationship with the Company requiring disclosure herein.

Capital Planning Committee

The Capital Planning Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. This Committee met two times during 2010.

Technology Committee

The Technology Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of technology efforts to meet current strategic needs as well as position itself to anticipate future requirements that are a result of organizational growth and technology innovations. This Committee met three times during 2010.

Corporate Governance Committee

The Corporate Governance Committee assists the Board of Directors by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board of Directors. The Corporate Governance Committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively.

The Corporate Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. To date, the Corporate Governance Committee has not engaged any third parties to assist in identifying candidates for the Board of Directors. In general, the Corporate Governance Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The Corporate Governance Committee has established minimum qualifications for recommended nominees that include evaluating nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience and their ability to represent and act on behalf of all shareholders, as well as the needs of the Board of Directors. In addition to any other standards the Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Corporate Governance Committee may consider the following factors when recommending that the Board select persons for nomination:

•	whether the nominee has direct experience in one of the following six areas: (1) accounting, (2) technology, (3) investment management/wealth management, (4) law/legal, (5) marketing, and (6) business management/business educator/CEO or in the financial services industry; and
•	although the Company does not have a diversity policy, the Corporate Governance Committee may consider whether the nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience and diversity in terms of gender, ethnicity and age.

The Corporate Governance Committee held four meetings during 2010. The Corporate Governance Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Leadership Structure and Risk Oversight

The leadership structure of the Company is determined by the Corporate Governance Committee. The Corporate Governance Committee nominates the directors to serve, including any management directors. All directors of the Company are considered “independent” directors, except for the Chief Executive Officer of the Company, who also serves as a director. The Chairman of the Board is an independent director and always serves as the Chair of the Corporate Governance Committee. Management directors do not serve as Chairs of any of the Board’s Committees nor do they regularly participate in either the Corporate Governance or Compensation Committee meetings. Upon a Chief Executive Officer’s retirement from their management role, their director role is concurrently retired as well. The Corporate Governance Committee nominates the Chairman and Vice Chairman roles for election by the entire Board. The independent directors meet in executive session directly after board meetings periodically to ensure that there is adequate oversight of management and to ensure that there is ample time to assess the Company’s activities separate from management. The Corporate Governance Committee feels strongly that this leadership structure is prudent and provides sufficient segregation and independence.

The Corporate Governance Committee also oversees the risk management practices and oversight for the Company. The Corporate Governance Committee annually reviews the Company’s Risk Management Policy and Risk Assessment Process and then recommends the policy to the Board for approval. It is the intent of the Company and its Board of Directors to ensure, through this Policy, which identifies our major areas of risk, and related policies, procedures and programs to manage those risks, that it has a sound, quality enterprise risk management program that identifies, measures, monitors, eliminates, mitigates and controls risk in the Company’s systems, processes, and people. Direct oversight and responsibility for the Company’s Risk Management Program is delegated to the Executive Vice President of Risk Management, who is a member of executive management. This structure reflects the Company’s commitment to risk management. The Executive Vice President of Risk Management reports to the President and Chief Executive Officer of the Company and provides reports and serves as management’s liaison to both the Corporate Governance Committee and Audit Committee. It is also expected that the Company’s Risk Management Program will allow for providing sufficient information to management and the Board of Directors to assist them in properly and adequately evaluating the Company’s compliance with the Risk Management Program.

There can be no assurance that the Board’s risk oversight structure has indentified and addressed every potential material risk, and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potential material financial and/or business losses despite the Board’s efforts to oversee risk.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that resulted in the board’s decision to appoint and nominate the directors to our Board, as well as the experience, qualifications, attributes and skills that the Corporate Governance Committee and the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Corporate Governance Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting. This information supplements the biographical information provided above. In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its shareholders. The vertical axis displays the primary factors reviewed by the Corporate Governance Committee in evaluating a board candidate.

	A. Bresnahan	R. Campbell	G. Dufour	D. Flanagan	J. Holmes	R. Jones	J. Page	J. Rohman	R. Sawyer	K. Stanley
Diversity
Male		X	X	X	X	X	X	X
Female	X								X	X
Minority
Business Experience
General Business Acumen	X	X	X	X	X	X	X	X	X	X
Financial Services Industry Knowledge		X	X							X
Experience in Managing Growth			X	X	X		X	X	X	X
Experience in Organization Development			X	X	X	X	X	X	X	X
Executive Experience & Knowledge		X	X	X	X	X	X	X	X	X
Financial Service Experience		X	X
Audit, Compensation or Corporate Governance Experience		X	X			X			X	X
Regulatory Experience		X	X			X			X	X
Large Shareholder Relationship Experience		X	X			X
Well Connected to the Community	X	X	X	X	X	X	X	X	X	X
Professional Experience		X	X	X	X	X	X	X	X	X
Collegiality	X	X	X	X	X	X	X	X	X	X
Industry Experience
Accounting			X						X
Law						X
Merchandising				X	X					X
Insurance		X
Technology			X				X	X
Asset Management	X	X	X			X			X
Community Relations	X	X	X	X	X	X	X	X	X	X
Management		X	X	X	X	X	X	X	X	X

Board Evaluations

Each year, each committee completes a self assessment of the committee’s performance and reports the findings to the full Board. All nominees are peer evaluated and complete a self evaluation which is reviewed by the Corporate Governance Committee when recommending a slate of candidates to be nominated by the full Board. Finally, on a periodic basic, board members complete a confidential survey provided through Cass Bettinger and Associates, “Maximizing Board Effectiveness”, which solicits feedback from our directors with respect to the effectiveness of the Board.

Mandatory Director Retirement

The Company has a policy that requires directors to retire from the Board of Directors immediately upon reaching the age of 70.

Director/Executive Officer Stock Ownership Guidelines

The Company’s Bylaws require directors to beneficially own shares of stock of the Company having a market value of $50,000 (“Qualifying Shares”). The Board of Directors may, in its discretion, permit a director to satisfy the Qualifying Shares requirement by agreeing to purchase, within 90 days of such person’s election as a director, at least 100 shares of stock of the Company and applying 100% of such person’s directors fees, after taxes, to purchasing the balance of the Qualifying Shares.

Stock ownership guidelines were established in January 2005 for Named Executive Officers, and stock must be owned outright to count toward meeting this requirement. In 2010, an analysis was conducted to compare the stock ownership guidelines established in 2005 with our current peer group. As a result of this analysis, the Compensation Committee voted to establish new stock ownership guidelines for the Company’s Chief Executive Officer (“CEO”). Effective January 2011, for future CEO incumbents, the CEO must own two times annual base salary in Company stock at the five-year anniversary of appointment and four times annual base salary in Company stock at the ten-year anniversary of appointment, to satisfy this requirement. As Mr. Dufour was appointed to the position of CEO on January 1, 2009, the Compensation Committee voted to make the new stock ownership guidelines effective as of the date of his appointment to CEO; therefore, Mr. Dufour must own two times his January 2009 annual base salary in Company stock by January 1, 2014, and four times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions, other named executive officers must own one times annual base salary in Company stock after five years and two times annual base salary at ten years.

Certain Business Relationships

No nominee for director, other continuing director or executive officer of the Company engaged in any transaction, or series of transactions, with the Company or any of its subsidiaries during fiscal year 2010, in which the amount involved, exceeded or exceeds $120,000, other than the financial transactions described below in “Indebtedness of Management”.

Indebtedness of Management

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2010, the outstanding loans by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $2.1 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O, which restricts the extension of credit to directors and executive officers and their family members and other related interest. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of the appropriate subsidiary bank. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

Shareholder Communication with the Board

Our shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing committees of the Board of Directors by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual director.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Code of Conduct and Ethics on our website located at www.camdennational.com.

REPORT OF THE AUDIT COMMITTEE

In accordance with the Audit Committee charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2010.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Section AU 380 of the Public Company Accounting Oversight Board’s (“PCAOB”) Interim Auditing Standards, Communications with Audit Committees, and related interpretations and rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent.

During 2010, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission. Respectfully submitted by the members of the Audit Committee of the Board:

Robin A. Sawyer, CPA, Chairperson
Ann W. Bresnahan
Robert J. Campbell
David C. Flanagan

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

The following table shows, for the year ended December 31, 2010, information on compensation earned by or awarded to each non-employee director who served on the Company’s Board during 2010.

Name	Fees Earned or Paid in Cash by Company ($)		Fees Earned or Paid in Cash by Subsidiaries ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(1) ($)	All Other Compensation ($)	Total ($)
Ann W. Bresnahan	$14,875		$12,000	(3)	$—	$—	$—	$—	$—	$26,875
Robert J. Campbell	15,025		12,000	(3)	—	—	—	—	—	27,025
David C. Flanagan	19,325		800	(4)	—	—	—	—	—	20,125
Ward I. Graffam	15,125	(2)	12,000	(3)	—	—	—	—	—	27,125
John W. Holmes	17,950		1,000	(4)	—	—	—	—	—	18,950
Rendle A. Jones	24,625		14,683	(5)	—	—	—	—	—	39,308
James H. Page	15,075		—		—	—	—	—	—	15,075
John M. Rohman	4,950		7,400	(4)	—	—	—	—	—	12,350
Robin A. Sawyer	19,225		—		—	—	—	—	—	19,225
Karen W. Stanley	24,250		3,533	(6)	—	—	—	—	—	27,783

(1)	We maintain a Directors Deferred Compensation Plan. Under this Plan, deferred amounts are valued based on corresponding investments in certain investment funds which may be selected by the director. No Plan earnings are considered to be “above-market” or “preferential” and as such no amounts are reported in this column.
(2)	Mr. Graffam retired from the Board of Directors upon reaching the mandatory retirement age of 70 in September 2010.
(3)	Fees received as a director of Acadia Trust, N.A., a subsidiary of the Company.
(4)	Fees received as a director of Camden National Bank, a subsidiary of the Company.
(5)	Fees of $2,683 received as chairman of Camden National Bank, and $12,000 received as a director of Acadia Trust, N.A., both subsidiaries of the Company.
(6)	Fees received as chairman of Camden National Bank.

Retainer and Meeting Fees

Directors who are also employees do not receive any compensation for serving as directors or as members of committees. Directors who are not employees receive a $625 monthly retainer (chairpersons of the audit and compensation committees, $775), $600 for attendance at each regular meeting of the Board of Directors, and $325 for attendance at each meeting of a committee (audit committee, $500) of the Board of Directors. The Chairman of the compensation committee also receives $500 for attendance at each meeting of the committee. In addition, the Chairman of our Company’s Board of Directors receives an annual retainer of $7,500. No additional fees were paid for membership on committees or for attendance at board or committee meetings.

The Compensation Committee reviewed director compensation relative to the Company’s peer group and recommended to the Board that no changes be made to director compensation for 2011.

Directors Deferred Compensation Plan

The Company also maintains a Directors Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer and/or chair and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth anniversary of the director’s separation from service. Under the Directors Deferred Compensation Plan, deferred amounts are valued based on corresponding investments in certain investment funds (similar to those offered in our

Company’s 401(k) Plan) which may be selected by the director. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report, required by Item 402(b) of SEC Regulation S-K. Based on the review and discussion, the Compensation Committee recommended to the Board that the 2010 Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2010. Respectfully submitted by the members of the Board Compensation Committee:

Rendle A. Jones, Chairman
David C. Flanagan
John W. Holmes
Karen W. Stanley

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of the philosophy and objectives of the Compensation Committee in designing compensation programs for the Company’s management. In this discussion, we address the compensation determinations for the Company’s named executive officers and the rationale for those determinations. This discussion should be read together with the compensation tables for the named executive officers beginning on page 37.

Executive Summary

The Compensation Committee believes that executive compensation should be linked with the Company’s performance and aligned with the interests of the Company’s shareholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

One of the Committee’s goals is to focus management on the Company’s long-term performance. The Committee believes that long-term equity awards are effective tools for aligning management and shareholder interests in order to increase overall shareholder value. In addition, the named executive officers are often asked to implement long-term initiatives for the Company that, by definition, takes more than one fiscal year to accomplish. Stability and continuity among the named executive officers, aids the Company in its implementation of such long-term initiatives. However, a portion of the named executive officers annual compensation is also linked to the short-term success of the Company in order to motivate and reward executives to achieve Company objectives and to attract and retain talented executives.

As the Company’s compensation consultant has evaluated the Company’s total compensation (base salary, annual incentive and equity-based awards), the Company’s executive compensation has been below the market median (50th percentile). Additionally, when evaluating the Company’s business performance relative to the peer group, the Company’s performance has ranked in the top 25th percentile. Accordingly, the Company’s relative business performance has ranked higher than the corresponding compensation level. Each element of compensation paid to the Company’s named executive officers is designed to support one or more of the objectives described below under “Compensation Philosophy and Objectives.”

Compensation Philosophy and Objectives

The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value by achieving performance goals while limiting risk appropriately. The executive compensation programs have been designed to:

•	Provide competitive base salaries and short- and long-term incentives that align executives’ interests with the Company’s short- and long-term financial goals;
•	Drive performance and motivate executives toward the goal of enhancing long-term shareholder value;

•	Balance cash and equity compensation with a focus on increasing an executive’s equity ownership over time;
•	Attract and retain highly-qualified executives needed to achieve strategic goals, and maintain a stable executive management group; and
•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.

Decisions regarding executive compensation are evaluated in light of our Company’s past performance, local and regional job market availability for each position, economic conditions in the State of Maine, and our Company’s short- and long-term business plans. Moreover, the Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Role of the Compensation Committee

The duties and responsibilities of the Compensation Committee (the “Committee”) include, among other things, overseeing the Company’s overall executive compensation philosophy, measuring performance with respect to established goals and objectives, designing the components of executive compensation, reviewing the Company’s executive compensation plans and the risks these plans pose to the Company, and establishing compensation for the Company’s named executive officers. The Committee is currently composed of four independent directors, Messrs. Jones (Chairman), Flanagan and Holmes and Mrs. Stanley.

In May 2010, Mr. Rendle Jones was appointed Chairman of the Committee upon Mr. Ward Graffam stepping down as Chairman of the Committee. Mr. Graffam continued as a member of the Committee until August 2010, at which time he reached mandatory retirement age and retired from the Company Board. In May 2010, Mr. David Flanagan was appointed by the Board to become a member of the Committee.

The Committee makes compensation decisions for the Company’s named executive officers, including establishing the framework for how executives are compensated, and approves recommendations regarding equity awards at the executive and non-executive levels. The Committee receives recommendations concerning these decisions from the CEO for all stakeholders, other than the CEO. Decisions regarding non-equity compensation for members of the Leadership Team, who are non-executive officers, are made by the CEO in conjunction with members of executive management. For non-executive officers, the CEO is responsible for establishing the framework on how these individuals are compensated. These decisions, including salary adjustments and annual equity and non-equity incentive plan award amounts, are ultimately presented to the Committee for review. As is the case with the executive officers, the Committee can exercise its discretion in modifying any recommended adjustments or awards for these individuals. The Committee assists the Board in discharging the Board’s responsibilities relating to the compensation of directors and executive officers, and oversees the Company’s overall compensation and benefits programs. The Committee also oversees the preparation of executive compensation disclosures for inclusion in the Company’s annual proxy statement.

Role of Executives and Compensation Committee Deliberations

Carolyn C. Crosby, Senior Vice President, Human Resources Director served as management’s liaison to the Compensation Committee. Ms. Crosby assisted in the administration of executive compensation programs, prepared Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Committee, and performed work as requested, including the preparation of peer analyses, based on a peer group selected by the Committee. The CFO of the Company, Deborah A. Jordan, provided the Committee with a quarterly update of the Company’s financial performance measures under the short- and long-term incentive programs. The President and CEO of the Company, Gregory A. Dufour, occasionally attended portions of the meetings at the invitation of the Committee’s Chairman, and made recommendations with respect to base salary, annual incentives, and equity compensation for executive officers who report to him. Mr. Dufour was not present at any Compensation Committee meetings in which his compensation was voted on.

Interaction with Consultants

The Committee utilizes the services of various consultants when deemed appropriate. The Company’s primary legal counsel for compensation-related matters, Goodwin Procter LLP, has assisted for a number of years by providing legal review of compensation plan documentation, as well as assistance on compensation-related regulatory filings. In 2010, the Committee engaged the consulting services of McLagan (formerly Amalfi Consulting, LLC). We have also used the services of several attorneys, as necessary, to ensure compensation plans and programs are properly administered, documented, and meet legal and regulatory requirements.

Compensation Committee Activity and Key Initiatives During 2010

The Compensation Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position and to meet the goal of attracting, retaining, and motivating key executives. In 2010, the Compensation Committee met thirteen (13) times and completed the following initiatives:

•	Overall Compensation for Executive Officers — The Compensation Committee reviewed the compensation philosophy and structure, as well as engaged McLagan to assist in the research of a new compensation peer group for the Company, and conducted an in-depth analysis of executive and director compensation related to the new peer group.
•	Approval of 2010 Long-Term Performance Share Plan — The Compensation Committee reviewed and modified the key metrics for the Long-Term Performance Share Plan (or Long-Term Incentive Plan, “LTIP”) for the 2010 – 2012 Performance Period.
•	Review of Executive Incentive Plan (“EIP”) — The Compensation Committee reviewed the payout levels and the Bank-wide performance against performance measures set for 2010 and recommended to the Board an award incentive under the 2010 EIP to executive officers at the 110% performance level. The Committee also reviewed and approved the EIP targets for 2011.
•	Approved Stakeholder Incentive Plan — In March 2010, the Compensation Committee reviewed and approved management’s recommendation for a redesigned employee incentive plan with specific criteria to achieve individual and team performance goals, grow low cost deposits, and meet net income targets.
•	Review of Incentive Payouts, Restricted Stock Grants and Stock Option Awards — The Compensation Committee reviewed management’s recommendation and approved the Stakeholder Incentive Plan payouts, and stock option awards. The Compensation Committee approved restricted stock grants to executive officers.
•	401(k) Plan — The Compensation Committee accepted management’s recommendations regarding the Company match in the Camden National Corporation Retirement Savings 401(k) Plan (the “401(k) Plan”), in which the Company makes matching contributions of up to 4% of an employee’s eligible compensation. In 2010, the Committee approved a profit sharing contribution for 2010 equal to 2% of an employee’s eligible compensation. The Committee also reviewed audit reports regarding the 401(k) Plan and performed due diligence on the 401(k) Plan.
•	Engaged Compensation Consultant — The Compensation Committee conducted a formal search for a compensation consultant in December 2009, and engaged McLagan in January 2010 to provide guidance in several critical areas such as impact of regulation on compensation practices, benchmarking and best practice analysis, director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, and trends and changes.
•	Peer Performance Review — The Compensation Committee, with the assistance of its independent compensation consultant, reviewed and made changes to the Company’s peer group used in comparing executive and director compensation.

•	Risk Review — The Compensation Committee, with the assistance of its independent compensation consultant, reviewed the Company’s executive compensation policies and practices and determined that such policies and practices, are in compliance, appropriately balance risk and reward, and do not encourage excessive risk taking. The Committee will conduct a risk analysis of its incentive plans in 2011 after the federal guidelines are issued which is expected to be by April 21, 2011.
•	Clawback Policy — In December 2010, the Compensation Committee approved a clawback policy that would allow the recovery of incentive compensation from a current or former executive officer that was paid during the three years preceding any accounting restatement due to material noncompliance with reporting requirements to the extent the compensation exceeds the compensation that would have been paid based on the restated financials. The Board of Directors approved the clawback policy in January 2011.
•	Executive Stock Ownership Guidelines — The Compensation Committee compared the stock ownership guidelines to peer group, and as a result of the analysis, the stock ownership guidelines for the CEO level were revised.
•	Benefits Review — The Compensation Committee reviewed the benefits offered for active employees and retirees.
•	Education — Ms. Stanley and Mr. Holmes attended the Maine Bankers Directors College in both May and October of 2010 and Mr. Flanagan attended the Maine Bankers Directors College in May 2010. Mr. Flanagan and Ms. Crosby attended the Bank Executive and Board Compensation Conference in November 2010.
•	Committee Charter and Performance Review — The Compensation Committee reviewed and updated the Committee’s charter as well as evaluated Committee performance.

Peer Group and Benchmarks

We have found that the use of appropriate benchmarks for compensation analyses is an effective method for evaluating executive compensation. Accordingly, each year the Committee reviews peer group comparison reports that include base salaries and total cash compensation (including base salaries and annual incentive compensation).

The following peer group was created in 2010. The financial performance and compensation peer group is made up of: 1) Maine-based publicly-traded financial institutions; 2) New England-based publicly-traded institutions with assets between $1 billion and $5 billion; and 3) publicly-traded financial institutions from other states based on comparable economic environments, including New York, with assets between $1 billion and $4 billion. The peers selected share similarities in size, efficiency ratio, return on assets, and return on equity. We feel that this peer group meets the goal of comparing executive and director compensation with comparable institutions whose managers and directors are overseeing and managing similarly-sized balance sheets and constituencies.

			At or for the Period Ended December 31, 2009
Company Name	Ticker	State	Total Assets ($000)	Return on Average Assets (%)	Return on Average Equity (%)	Efficiency Ratio (%)
1 Independent Bank Corp.	INDB	MA	4,482,201	0.54%	5.71%	72.27%
2 TrustCo Bank Corp NY	TRST	NY	3,679,897	0.79%	11.72%	57.86%
3 Tompkins Financial Corporation	TMP	NY	3,153,260	1.06%	13.72%	61.35%
4 Provident New York Bancorp	PBNY	NY	3,021,893	0.89%	6.22%	66.71%
5 Washington Trust Bancorp, Inc.	WASH	RI	2,884,473	0.55%	6.56%	67.34%
6 Berkshire Hills Bancorp, Inc.	BHLB	MA	2,700,424	-0.60%	-3.90%	72.46%
7 Brookline Bancorp, Inc.	BRKL	MA	2,615,884	0.75%	4.03%	51.09%
8 Danvers Bancorp, Inc.	DNBK	MA	2,499,749	0.28%	2.30%	83.92%
9 Century Bancorp, Inc.	CNBKA	MA	2,254,035	0.50%	7.98%	70.81%
10 Financial Institutions, Inc.	FISI	NY	2,062,389	0.71%	7.43%	65.77%
11 Arrow Financial Corporation	AROW	NY	1,841,627	1.24%	16.16%	55.64%
12 Bancorp Rhode Island, Inc.	BARI	RI	1,589,946	0.36%	3.97%	68.41%
13 Rockville Financial, Inc. (MHC)	RCKB	CT	1,571,134	0.63%	6.44%	68.60%
14 Canandaigua National Corporation	CNND	NY	1,566,000	0.99%	14.58%	63.93%
15 United Financial Bancorp, Inc.	UBNK	MA	1,541,040	0.46%	2.67%	69.96%
16 Merchants Bancshares, Inc.	MBVT	VT	1,435,248	0.91%	14.67%	70.35%
17 Alliance Financial Corporation	ALNC	NY	1,417,244	0.81%	8.68%	66.07%
18 First Bancorp, Inc.	FNLC	ME	1,331,394	0.96%	8.88%	43.02%
19 Enterprise Bancorp, Inc.	EBTC	MA	1,304,001	0.64%	8.31%	71.89%
20 Meridian Interstate Bancorp, Inc. (MHC)	EBSB	MA	1,211,386	0.32%	1.94%	73.90%
21 Westfield Financial, Inc.	WFD	MA	1,191,410	0.47%	2.12%	61.62%
22 Bar Harbor Bankshares	BHB	ME	1,072,381	0.98%	11.65%	53.20%
23 Wainwright Bank & Trust Company	WAIN	MA	1,014,476	0.63%	7.26%	73.86%
Average			2,062,666	0.65%	7.35%	65.65%
25th Percentile			1,374,319	0.49%	4.00%	61.49%
50th Percentile			1,589,946	0.65%	7.35%	66.71%
75th Percentile			2,376,892	0.90%	8.78%	70.58%
Camden National Corporation	CAC	ME	2,235,383	1.00%	12.81%	53.71%
Percentile Rank of the Company to the Peer Group			63%	92%	84%	90%

Compensation information for the peer group was collected from the proxy filings and compiled by management for review by the Committee. During 2011, after peer proxy filings are made, the Committee will be reviewing 2010 peer group information with the assistance of McLagan.

The Committee’s competitive pay objective for executive compensation is to pay at or near the 50th percentile of the peer group on base salaries, as we believe this level is necessary to attract and retain the executive talent needed to fulfill the Company’s strategic objectives. This pay range was also selected as being representative of compensation levels that are more equivalent to our markets and to our competitors. Based on the August 2010 peer review (utilizing 2009 compensation information), the peer analysis demonstrated that on average, our executive salaries were 13% below the market median (50th percentile) and total direct compensation (salary plus cash incentives, bonuses and equity) was 34% below the market median. In 2010, the Committee established a goal to narrow the gap to get closer to the 50th percentile of the peer group over a reasonable period to ensure the Company remains competitive in the market. The Committee will continue to monitor relevant factors over this period, including conducting further analysis of peer group compensation information (including the review that will occur in 2011) and the actual performance and compensation paid during this period with respect to each compensation element discussed herein, in order to determine which further compensation actions or changes, if any, are appropriate to achieve this goal.

Elements of Compensation

In 2010, the compensation for the named executive officers comprised the following elements, each of which are discussed below:

Element	Description	Primary Objectives
Base salary	Fixed cash payment reflecting executive’s responsibilities, performance and expertise.	• Provide basic level of compensation
• Recruit and retain executives
Executive Incentive Plan (“EIP”)	Annual cash incentive which is contingent on achievement of Company and individual performance goals related to the current fiscal year.	• Encourage and reward individual and overall Company performance relative to current plans and objectives.
Long-term equity incentives	Long-Term Performance Shares (“LTIP”). Executives can earn a number of shares (from zero to 200% of the target award) based upon Company’s achievement of performance objectives over a three-year performance period.	• Align the interests of executives with shareholders.
• Promote achievement of long-term financial and strategic objectives.
	Management Stock Purchase Plan (“MSPP”). Executives and officers at the level of Vice President and above receive restricted shares in lieu of annual incentive at a discount. Vest over two years.	• Retention
• Promote stock ownership
	Restricted stock awards. Executives awarded restricted stock which typically vest over three years.	• Retention
• Promote stock ownership
	Stock options. Executives and officers at the level of Vice President and above awarded options to purchase shares of common stock at fixed prices. Typically vest over five years.	• Retention
• Promote stock ownership
Retirement and other benefits	Deferred compensation, retirement plans, retiree medical and life insurance programs and other benefits.	• Retention
• Competitiveness
• Financial security
Change in control agreements	Severance benefits in the event of a termination of employment in connection with a change in control.	• Retention
• Competitiveness

Base Salaries

Base salaries are an essential recruitment and retention tool and balance the need to attract and retain talented executives with the cost to our Company and the impact on shareholder value. Base salaries are set at a level that is competitive and appropriate for the market, but conservative to allow for significant performance-based compensation in addition to base salary. Base salaries, which are based on an executive’s expected performance against specific job criteria for the current period, are viewed in the context of “total compensation.” The Company’s financial performance, as well as market conditions impact decisions on base salaries for named executive officers. Non-cash fringe benefits (e.g., insurances, 401(k) plan benefits) should also be in a competitive range so that both cash and non-cash elements allow the Company to attract and retain top quality executives. We meet these objectives by offering competitive base salaries with periodic adjustments based on peer-group market analysis and a comprehensive employee benefit package, in addition to the other elements of executive compensation described herein.

Compensation of the Chief Executive Officer and Named Executive Officers — The CEO’s base salary is reviewed annually by the Committee in light of a) overall Company performance; b) performance against written goals and objectives; and c) a comparison to the compensation of chief executive officers in other similar companies of comparable size and performance characteristics.

In 2010, Mr. Dufour’s base salary was increased from $275,000 to $300,000 as a result of the achievement of both specific strategic Company goals, individual performance goals, and an analysis of base salary compared to our peer group. Effective February 27, 2011, Mr. Dufour’s base salary was increased to $315,000 as a result of accomplishing strategic and individual goals such as advancing technology, growing the business by creating a sales culture, and investing in leadership development and core education programs. Mr. Dufour’s performance based merit increase is consistent with the general stakeholder performance base merit increases. In addition to Mr. Dufour’s performance based merit increase of 2%, the Committee approved a 3% range adjustment for Mr. Dufour to better align his base salary with our peer group and narrow the gap to the 50th percentile. The Committee is proactively making this range adjustment to ensure the Company competitively compensates and retains executive management.

Name	Position	Base Salary 1/1/09	Base Salary 3/1/10	% Increase 2010 Over 2009	Base Salary 2/27/11	% Increase 2011 Over 2010
Gregory A. Dufour	President & CEO	$275,000	$300,000	9.1%	$315,000	5%

All other named executive officers’ base salaries are reviewed annually and recommendations made to the Compensation Committee by the CEO in light of a) overall company performance: b) performance against written goals and objectives: c) increase in areas of responsibility; and d) a comparison to the compensation of comparable executive officers in other similar companies of similar size and performance characteristics. Performance based merit increases for all other named executive officers, effective February 27, 2011, are consistent with the general stakeholder performance based salary increases of 2%. In addition, the Committee approved range adjustments of 3% to 6% for these executive officers to better align with our peer group and reduce the gap to the 50th percentile. The Committee is proactively making these salary adjustments to ensure the Company competitively compensates and retains executive management. Based on individual performance reviews and peer group comparisons, the following increases were made to base salary for each executive officer.

Name	Position	Base Salary 1/1/09	Base Salary 3/1/10	% Increase 2010 Over 2009	Base Salary 2/27/11	% Increase 2011 Over 2010
Deborah A. Jordan	EVP & CFO	$175,000	$200,000	14.3%	$210,000	5%
Peter F. Greene	EVP Operations and Technology	150,000	158,000	5.3%	170,640	8%
Timothy P. Nightingale	EVP Senior Loan Officer	165,000	193,000	17.0%	202,650	5%
June B. Parent	EVP Retail Banking	140,000	160,000	20.0%	169,600	6%

Annual Cash Incentives

In 2010, the Compensation Committee, with its independent compensation consultant, reviewed the Company’s executive compensation policies and practices and determined that such policies and practices, or any elements thereof, are in compliance, appropriately balance risk and reward, and do not encourage excessive risk taking. The Committee will conduct a risk analysis of its incentive plans in 2011 after the federal guidelines are issued which is expected to be by April 21, 2011.

We use the Executive Incentive Plan (“EIP”) to motivate executives to reach or exceed the annual fiscal targets set in strategic and operating plans, as well as their individual performance goals. Named executive officers, as well as others selected by the Compensation Committee and approved by the Board, were eligible to participate in the EIP in 2010. We believe the EIP achieves its objective of motivating and rewarding short-term achievement of goals, and is an effective recruitment and retention tool for top executives.

The annual EIP for executive officers, and other selected members of management, is tied specifically to the Company’s budget. Annual budgets are prepared by management and approved by the Board of Directors. In establishing the annual budget goals for the year, factors include current operating environment (economic, interest rate, regulatory and local), as well as the Company’s strategic plan initiatives. Key financial ratios (return on assets, return on equity, earnings growth, asset quality and capital ratios) are measured against prior year performance, peer group and shareholder expectations. Potential awards are earned relative to performance to budget for that year based on budgeted net income before taxes (“NIBT”). For 2010, due to economic uncertainties, asset quality concerns, unstable markets, and regulatory reform and the potential impact on operations, a budget was approved with a 50% reduction in incentive compensation. The following table represents the 2010 annual incentive opportunity based on NIBT.

Annual Incentive Plan: 2010 Opportunity
	Incentives as % of Base Salary with 50% Reduction
NIBT	Gregory Dufour	All Other NEO
96%	4%	3.0%
97%	8%	6.0%
98%	12%	9.0%
99%	16%	12.0%
100%	20%	15.0%
101%	22%	16.5%
102%	24%	18.0%
103%	26%	19.5%
104%	28%	21.0%
105%	30%	22.5%
106%	32%	24.0%
107%	34%	25.5%
108%	36%	27.0%
109%	38%	28.5%
110%	40%	30.0%

Each named executive officer has a targeted incentive percentage based on the position he or she holds, and the impact of the position on overall Company results. The targeted percentages are reviewed annually by the Committee and may be adjusted. Each participant’s recommended payout is calculated based on the Company’s financial results as compared to budget (60% fixed), and on working collaboratively to successfully execute the Company’s strategic initiatives for that given year (40% discretionary). The Committee approves all payouts under the EIP and reports the same to the Board.

During 2010, there were 13 participants in the EIP, including the named executive officers. Discussion relative to the Company’s performance, as well as performance against individual goals, takes place quarterly between each executive and his or her manager, and between the chief executive officer and the Board. Communication at these regular intervals ensures executives are aware of current levels of performance and are motivated to meet established goals.

The financial performance target against budget under the EIP was achieved at the superior level, or at 110%. The Compensation Committee determined that the Company’s actual NIBT for 2010 of $35.9 million exceeded the target NIBT of $30.6 million by 17%. In February 2011, the Board accepted the recommendation of the Compensation Committee to award incentives under the EIP to executive officers in the amounts set forth below.

		Annual Incentive Plan
Name	Position	2009	2010
Gregory A. Dufour	President & CEO	$22,000	$117,600
Deborah A. Jordan	EVP & CFO	10,500	59,280
Peter F. Greene	EVP Operations and Technology	9,000	46,926
Timothy P. Nightingale	EVP Senior Loan Officer	9,900	56,742
June B. Parent	EVP Retail Banking	8,400	47,040

Long-Term Incentives

One objective of the executive compensation program is to increase executives’ equity ownership in the Company, which more closely aligns executive and shareholder interests by strengthening the executive’s personal investment in the success of our Company. To meet this objective, the Committee has utilized a long-term performance share plan, management stock purchase plan, restricted stock awards, and stock options. These programs reward executives with equity compensation, which more closely aligns the value ultimately received by named executive officers with the value created for other shareholders. The shares and options awarded generally have vesting schedules to enhance our ability to retain top performing officers, and annual or ongoing grants or purchases ensure the continuation of this value as options are exercised and shares vest.

Long-Term Performance Share Plan (or Long-Term Incentive Plan “LTIP”) — The LTIP, which was implemented under the 2003 Stock Option and Incentive Plan, is administered by the Committee and intended to create a long-term incentive for the named executive officers, so that long-term interests of the Company are not compromised for short-term results. Awards made under the LTIP are used to achieve the twin goals of: (1) aligning executive incentive compensation with future increases in shareholder value; and (2) using equity compensation as a tool to retain key employees.

The target award level for each named executive officer is established based upon the executive officer’s level of responsibility in the Company. At the time of granting the awards, the Committee sets the award amount for each participant level to provide competitive long-term compensation. The target levels for each performance measure are set by the Committee for each long-term performance period, and are recommended by the Committee to the Board for approval. They are set in such a way as to ensure that the expense associated with the potential executive awards is an appropriate percentage of the resulting shareholder benefit. The Committee considers numerous factors in determining the target awards and the financial performance metrics based on management’s three year business plan. The analysis includes asset and income growth and the potential compensation expense under the LTIP is compared to the return to shareholders as measured by return on equity and earnings per share growth.

Each named executive officer has a predetermined “target award” which is reflected as a percentage of his or her base salary at the beginning of the long-term performance period. At the end of each long-term performance period, if the performance measure(s) and trigger(s) are met then each participant shall receive an award in accordance with the matrix, paid in Company shares. The conversion of dollar amounts into shares will be based on the market value of a share on the first day of the relevant long-term performance period. The table below details the award opportunity under the LTIPs.

	LTIP Payout Levels as % of Salary at Beginning of Performance Period
	Threshold	Above Threshold	Target	Above Target	Superior
2008 – 2010 Plan
Gregory A. Dufour, President & CEO	6.25%	12.50%	25.00%	32.50%	50.00%
Deborah A. Jordan, EVP & CFO	6.25%	12.50%	25.00%	32.50%	50.00%
Peter F. Greene, EVP Operations and Technology	6.25%	12.50%	25.00%	32.50%	50.00%
Timothy P. Nightingale, EVP Senior Loan Officer	6.25%	12.50%	25.00%	32.50%	50.00%
June B. Parent, EVP Retail Banking	6.25%	12.50%	25.00%	32.50%	50.00%
2009 – 2011 Plan
Gregory A. Dufour, President & CEO	10.00%	20.00%	40.00%	52.00%	80.00%
Deborah A. Jordan, EVP & CFO	6.25%	12.50%	25.00%	32.50%	50.00%
Peter F. Greene, EVP Operations and Technology	6.25%	12.50%	25.00%	32.50%	50.00%
Timothy P. Nightingale, EVP Senior Loan Officer	6.25%	12.50%	25.00%	32.50%	50.00%
June B. Parent, EVP Retail Banking	6.25%	12.50%	25.00%	32.50%	50.00%
2010 – 2012 Plan
Gregory A. Dufour, President & CEO	20.00%	—	40.00%	—	80.00%
Deborah A. Jordan, EVP & CFO	12.50%	—	25.00%	—	50.00%
Peter F. Greene, EVP Operations and Technology	12.50%	—	25.00%	—	50.00%
Timothy P. Nightingale, EVP Senior Loan Officer	12.50%	—	25.00%	—	50.00%
June B. Parent, EVP Retail Banking	12.50%	—	25.00%	—	50.00%

2008 – 2010 Performance Period — In selecting performance measures for the 2008 – 2010 performance period, the Committee selected the key metric of revenue growth for the three year period compared to a peer group of 15 banks combined with an efficiency ratio cap. The long-term performance period of January 1, 2008 to December 31, 2010 has been concluded and the Compensation Committee has determined that the Company’s revenue growth rate of 3.61% over the three year period exceeded the peer group’s average revenue growth of 3.55%, resulting in performance at the “superior level.” In addition, the Company’s average efficiency ratio of 54.15% was below the maximum level of 55% for this performance period. In February 2011, the Board accepted the recommendation of the Compensation Committee to award performance shares under the LTIP to executive officers in the amounts set forth below. The performance shares earned but not distributed until 2011 are set forth in the “Outstanding Equity Awards at Fiscal Year-End Table.” Total compensation expense related to the 2008 – 2010 LTIP amounted to $569,762 and was recorded in the Company’s financial statements for the years ended December 31, 2010 and 2009.

Name	Position	2008 – 2010 LTIP Payout Performance Shares
Gregory A. Dufour	President & CEO	4,293
Deborah A. Jordan	EVP & CFO	2,087	(1)
Peter F. Greene	EVP, Operations and Technology	2,236
Timothy P. Nightingale	EVP, Senior Lending Officer	2,772
June B. Parent	EVP, Retail Banking	2,325

(1)	Ms. Jordan joined the Company in September 2008 and therefore participated in two of the three year performance period.

2009 – 2011 Performance Period — In selecting performance measures for the 2009 – 2011 performance period, the Committee selected the key metric of revenue growth ranking among a national peer group (bank holding companies with total assets of $1 to $3 billon) combined with an efficiency ratio cap. Based on actual performance through December 31, 2010 (year two of the three year period), the Company’s revenue growth ranking is in the 41st percentile of the national peer group. This ranking exceeds the “above target” level, with an average efficiency ratio of 55%. Accordingly, compensation expense of $291,200 related to the 2009 – 2011 LTIP is reflected in the Company’s financial statements for the year ended December 31, 2010, based on expected payouts attributable to the Company’s performance to date.

2010 – 2012 Performance Period — In 2010, the Committee worked with McLagan and designed the plan to include two performance measures and two triggers, with the reward being based on a sliding performance scale of threshold, target, and superior. The two performance measures selected for the 2010 – 2012 LTIP include: (1) revenue growth with a target of 2% and, (2) efficiency ratio with a target of 55%. The two triggers include: (1) maximum asset quality measure of non-performing assets (“NPA”) to total assets not to exceed 2%, and (2) minimum level of earnings threshold for net income growth of 1%. In establishing performance measures, the Committee’s goal was to reward executives for profitable revenue growth in a challenging economic and regulatory environment while maintaining quality lending standards and providing net income growth to shareholders. Based on actual performance through December 31, 2010 (year one of the three year period), performance is above the “threshold” level with revenue growth at 1.03% and the efficiency ratio at 55.75%. At December 31, 2010, the Company’s NPA ratio was 0.98% which remains below the 2% maximum level and net income grew 9% for 2010 thus exceeding the 1% minimum threshold. Accordingly, compensation expense of $56,208 related to the 2010 – 2012 LTIP is reflected in the Company’s financial statements for the year ended December 31, 2010, based on expected payouts attributable to performance to date.

Management Stock Purchase Plan (“MSPP”) — The MSPP, available to all employees at the level of Vice President and above, is an equity incentive compensation plan designed to provide an opportunity for participants to receive restricted shares of our Company’s common stock in lieu of a portion of their annual bonus payments. Participants may elect to participate on a voluntary basis at either 10% or 20% of annual bonuses. The Compensation Committee may require executive officers to participate in the Plan. Restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and fully vest two years after the grant date if the participant remains employed at the Company for such period. If a participant terminates employment for reasons other than retirement prior to the vesting date, he or she is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of termination. As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool. On March 11, 2010, each of the named executive officers deferred 20% of his or her bonus, resulting in a total of 550 shares purchased under the MSPP at a price of $21.66.

		2010 MSPP Stock Awards
Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	203	2 Years
Deborah A. Jordan	EVP & CFO	96	2 Years
Peter F. Greene	EVP, Operations and Technology	83	2 Years
Timothy P. Nightingale	EVP, Senior Loan Officer	91	2 Years
June B. Parent	EVP, Retail Banking	77	2 Years

Restricted Stock Awards — A component of compensation, which serves as a retention tool, as well as increasing executive equity ownership in our Company, is the award of restricted stock. These awards have a 3-year vesting schedule, with one third vesting each year. All awards are approved by the Board of Directors. In March 2010, the Company granted restricted stock to the named executive officers as set forth below and in the table “Outstanding Equity Awards at Fiscal Year-End.” The restricted stock was granted to reward achievement of key strategic initiatives, to increase stock ownership in the Company, and as a retention tool.

		2010 Restricted Stock Awards
Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	1,500	3 Years
Deborah A. Jordan	EVP & CFO	1,000	3 Years
Peter F. Greene	EVP, Operations and Technology	1,000	3 Years
Timothy P. Nightingale	EVP, Senior Loan Officer	1,000	3 Years
June B. Parent	EVP, Retail Banking	1,000	3 Years

Stock Options — An additional component of equity compensation for named executive officers, and other officers at the level of Vice President and above, is the award of options to purchase shares of common stock at fixed prices, as provided under the 2003 Stock Option and Incentive Plan. Individual option grants vest in equal installments over a five-year period and have a ten-year life. This Plan is tied to our Company’s performance and aligned with shareholder interests, in that the options only have value if the market value of common stock increases. Stock option awards enable us to attract talented executives and tie their interests to the Company’s goals and objectives. There were no options granted to the named executive officers in 2010.

Retirement and Other Benefits

We offer a qualified deferred compensation plan and a non-qualified executive deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees by providing a comprehensive total rewards package. Discretionary matching contributions are provided to participants in both the qualified and non-qualified plans in an effort to encourage employees to save for retirement.

Camden National Corporation 401(k) Plan and Profit Sharing Contributions — All employees, including our named executive officers, are eligible to participate in the qualified deferred compensation plan, referred to as the Camden National Corporation 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. The Company currently makes matching contributions of up to 4% of an employee’s eligible compensation, and additional profit sharing contributions (both at the discretion of the Board of Directors). For 2010, the profit sharing contribution was 2% of an employee’s eligible compensation. Employee deferrals and matching contributions are immediately vested. Profit sharing contributions have a graduated 6-year vesting schedule and once a participant has six years of service, contributions are totally vested.

Executive Deferred Compensation Plan — We maintain a non-qualified deferred compensation plan, referred to as the Executive Deferred Compensation Plan (“EDCP”), under which certain eligible employees who have otherwise exceeded annual Internal Revenue Service (“IRS”) limitations for elective deferrals can continue to contribute to their retirement savings. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The Plan allows for Employer Discretionary Contributions, with the intent to make contributions equal to what the executive could have earned under the 401(k) match and profit sharing on the amounts deferred, up to IRS limits. The Company allows participants to direct the investment of funds deferred and the investment choices are similar to those available in the 401(k) Plan. The EDCP is a cost effective way to provide another incentive for executives to stay with the Company over the long-term. In 2010, no named executive officer elected to defer amounts under the Executive Deferred Compensation.

Retiree Medical and Life Insurance — To assist in alleviating concerns regarding the cost of medical insurance at retirement, full time employees who retire with twenty or more years of continuous service, and have reached at least age 55, are eligible to participate in the Company’s medical insurance program and receive a maximum of $250.65 per month toward individual coverage, as well as $10,000 of life insurance coverage (which is reduced to $5,000 at age 70). Employees who retire with at least ten years or more of continuous service, and have reached at least age 55, may continue to utilize the Company’s group medical plan at their cost. When an employee reaches age 65, the coverage automatically changes to a Medicare supplemental plan.

Supplemental Executive Retirement Plan and Defined Contribution Retirement Plan — The Committee recognizes the importance of financial security upon retirement and has in place two programs to assist executive officers in planning for retirement. The plans and programs in place help ensure the named executive officers are focused on the Company’s financial well-being over the long-term. Income replacement at retirement is largely dependent on participation in the 401(k) Plan and the Executive Deferred Compensation Plan and the performance of these programs. It may be augmented with participation in the Supplemental Executive Retirement Plan and/or participation in the Defined Contribution Retirement Plan as described below. Effective January 1, 2008, the Defined Contribution Retirement Plan replaced the Supplemental Executive Plan for new executives.

We provide nonqualified, noncontributory, defined-benefit Supplemental Executive Retirement Plans (“SERPs”), for certain highly compensated officers. Mr. Dufour and Mr. Greene both have SERP agreements. They are designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. With a SERP in place, participants should be able to replace up to 75% of their final average compensation. Page 43 provides detailed discussion of the SERP benefits provided to these two named executive officers.

The Defined Contribution Retirement Plan (“DCRP”) is an unfunded deferred compensation plan. Annually, on or about March 15, 10% of each participant’s annual base salary and cash incentives for the prior year will be “credited” to an account administered by the Company in “Deferred Stock Units” based on the price of Company stock on the day of the award. Vesting occurs ratably from the date of participation in the Plan until the participant turns 65. Upon retirement or termination, the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. Mr. Nightingale, Ms. Jordan, and Ms. Parent are participants in the DCRP.

Other Compensation and Benefits

The CEO is provided with a Company vehicle to use for business purposes, due to business travel expectations of the position, as well as the importance of his visibility in the community. The total amount of this item is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Stock Ownership Guidelines

Stock ownership guidelines were established in January 2005 for Named Executive Officers, and stock must be owned outright to count toward meeting this requirement. In 2010, an analysis was conducted to compare the stock ownership guidelines established in 2005 with our current peer group. As a result of this analysis, the Compensation Committee voted to establish new stock ownership guidelines for the Company’s CEO. Effective January 2011, for future CEO incumbents, the CEO must own two times annual base salary in Company stock at the five-year anniversary of appointment and four times annual base salary in Company stock at the ten-year anniversary of appointment, to satisfy this requirement. As Mr. Dufour was appointed to the position of CEO on January 1, 2009, the Compensation Committee voted to make the new stock ownership guidelines effective as of the date of his appointment to CEO; therefore, Mr. Dufour must own two times his January 2009 annual base salary in Company stock by January 1, 2014, and four times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions other named executive officers must own one times initial base salary in Company stock after five years and two times initial base salary after ten years. The following table lists the stock ownership requirements of the named executive officers.

	Stock Ownership Requirement
Name	Market Value ($)	Date Required By	Market Value ($)	Date Required By
Gregory A. Dufour	$550,000	01/01/14	$1,100,000	01/01/19
Deborah A. Jordan	175,000	10/01/13	350,000	10/01/18
Peter F. Greene	125,000	01/01/13	250,000	01/01/18
Timothy P. Nightingale	165,000	01/01/14	330,000	01/01/19
June B. Parent	140,000	01/01/14	280,000	01/01/19

Employment and Change in Control Agreements

The Company does not currently have any employment agreements. In April 2009, all named executive officers executed change in control agreements with the Company, which prescribe certain severance benefits to be provided to the executives in the event of a change in control of the Company. The terms of these agreements were determined based on a review of peer benefit practices and the multiple of pay is based on the level of the position within the Company.

Additional details regarding the change in control agreements can be found in the narrative following the Pension Benefits table, and amounts that may be due to the NEO under these agreements are described and quantified in the section titled “Potential Payments Upon Termination or Change in Control”.

Timing of Equity Grants

Equity awards are granted as set forth in the 2003 Stock Option and Incentive Plan, which includes Restricted Stock Awards, the Management Stock Purchase Plan, the Long-Term Performance Share Plan, and the Defined Contribution Retirement Plan documents. The Company traditionally has granted incentive stock options and restricted stock grants in the first quarter to reward performance for the prior year. Incentive stock options may also be granted as a condition of employment at time of hire with prior Board approval. Annually, at the discretion of the CEO, top performing officers may be granted incentive stock options in recognition of commitment to the organization and to provide a means of gaining ownership in the Company. Restricted stock is granted by way of recommendations put forth by the CEO to the Committee and is granted in the first quarter to high performing individuals for achieving exemplary results related to the Company’s strategic initiatives. Equity grants under the Long-Term Share Plan occur annually in the first quarter dependent on the results of the individual three-year plan performance metrics and target level achieved. Participants in the Defined Contribution Retirement Plan have an account administered by the Company, and is credited with “deferred stock units” annually, on or about March 15, with 10% of each participant’s annual base salary and cash incentives for the prior year. In addition, employees at the vice president level and above have the opportunity to participate in the Management Stock Purchase Plan, either annually or semi-annually dependent on the incentive plan the person participates in, to purchase company stock at a reduced rate. Under this plan the stock is granted as restricted stock and individuals may elect to use 10% or 20% of bonus dollars to purchase Company stock which vests over a two year period. The CEO and named other executive officers are required under this plan to participate at the 20% level when bonuses are administered.

Tax and Accounting Considerations

We consider tax and accounting implications in designing our compensation programs. Under current share-based payment accounting rules, we must expense the grant-date fair value of share-based grants that settle in our stock such as restricted stock and performance shares. The grant-date fair value is expensed over the service period or vesting period of the grant. Section 162(m) of the Internal Revenue Code generally places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and other executive officers whose compensation is required to be reported in the summary compensation table (other than the principal financial officer), except for performance-based compensation that otherwise meets the requirements of Section 162(m).

Conclusion

Our compensation structure reflects our commitment to link pay to performance, protect shareholder interests, and provide market-based compensation that will attract and retain highly talented executives critical to the success of the Company. The structure emphasizes at-risk incentive awards that vary with our financial results, and the award criteria are based on achieving our strategic plan initiatives. The Compensation Committee evaluates the Company’s compensation programs and related components on an ongoing basis and makes adjustments to our compensation structure, consistent with our compensation philosophy and objectives, as the Committee determines to be appropriate to maintain the Company’s competitive position. The Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a comprehensive, carefully designed compensation structure which drives long-term shareholder value.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation earned in the last three fiscal years by our principal executive officer, principal financial officer, and the three other most highly compensated executive officers (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)		Total ($)
Gregory A. Dufour President and Chief Executive Officer	2010	$295,193	$—		$110,933	$—	$117,600	$78,000	$20,035		$621,761
	2009	275,000	50,000	(1)	76,395	66,199	22,000	123,000	23,618		636,212
	2008	238,846	—		22,029	—	—	—	19,129		280,004
Deborah A. Jordan Chief Financial Officer	2010	195,192	—		77,076	—	59,280	—	12,492		344,040
	2009	175,000	—		25,306	—	10,500	—	26,494	(8)	237,300
	2008	53,846	45,000	(2)	—	47,830	—	—	17,914	(8)	164,590
Peter F. Greene EVP Operations and Technology	2010	156,462	—		53,139	—	46,926	49,000	10,740		316,267
	2009	149,231	—		9,362	16,550	9,000	17,000	10,731		211,874
	2008	124,610	—		7,798	—	—	23,000	288,369	(9)	443,777
Timothy P. Nightingale EVP Senior Loan Officer	2010	187,615	—		75,075	—	56,742	—	53,965	(10)	373,397
	2009	165,000	—		25,742	16,550	9,900	—	11,803		228,995
June B. Parent EVP, Retail Banking	2010	156,154	—		68,135	—	47,040	—	10,368		281,697

(1)	Cash award in connection with Mr. Dufour’s appointment as CEO.
(2)	This amount reflects the minimum 2008 bonus commitment per Ms. Jordan’s hiring agreement.
(3)	The following table describes each component of the “Stock Awards” column in the Summary Compensation Table for 2010:

	Stock Awards
Name	LTIP	MSPP	Restricted	DCRP	Total
Gregory A. Dufour	$60,000	$2,198	$48,735	$—	$110,933
Deborah A. Jordan	25,000	1,040	32,490	18,546	77,076
Peter F. Greene	19,750	899	32,490	—	53,139
Timothy P. Nightingale	24,125	986	32,490	17,474	75,075
June B. Parent	20,000	834	32,490	14,811	68,135

The values reflected in the LTIP column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares have not necessarily been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the threshold level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2010-2012 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant. The potential maximum payout for the 2010-2012 performance period at the superior performance level for each named executive officer amounts to: $240,000 for Mr. Dufour, $100,000 for Ms. Jordan, $79,000 for Mr. Greene, $96,500 for Mr. Nightingale, and $80,000 for Ms. Parent.

The values reflected in the MSPP, Restricted and DCRP columns reflect the aggregate grant date fair value of stock awards during 2010.

For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 14 to the Company’s audited financial statements for the fiscal years ended December 31, 2010, 2009 and 2008, included in the Company’s Annual Report on Form 10-K. For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

(4)	The amounts shown represent the fair value of stock option awards issued during the year(s) shown. Assumptions used in the calculations of these amounts are included in Note 14 to the Company’s audited financial statements for the fiscal years ended December 31, 2010, 2009 and 2008, included in the Company’s Annual Report on Form 10-K.
(5)	We paid these amounts in 2011 pursuant to the terms of our 2010 Executive Incentive Plan. See “Compensation Discussion and Analysis” for a discussion of how these amounts were determined under this plan.
(6)	The amounts in this column reflect the changes in value of the Company’s nonqualified, noncontributory, defined-benefit supplemental executive retirement plan. The change in pension value for 2008 was negative for Mr. Dufour in the amount of $40,700, due to a change in actuarial assumptions related to projected compensation.
(7)	The amounts in this column and detailed below for 2010 include (i) 401(k) matching contributions by the Company, (ii) a 2% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) dividend value on stock awards not factored into the grant date fair value, (iv) relocation expenses, (v) vehicle personal use benefit value, (vi) personal financial planning benefit value, and (vii) change in control payments. No named executive officer received preferential or above-market earnings on deferred compensation.

	All Other Compensation
Name	401(k)	Profit Sharing	Dividend	Relocation	Vehicle	Total
Gregory A. Dufour	$9,800	$4,900	$3,004	$—	$2,331	$20,035
Deborah A. Jordan	6,689	4,114	1,689	—	—	12,492
Peter F. Greene	6,619	3,309	812	—	—	10,740
Timothy P. Nightingale	7,901	3,950	897	41,217	—	53,965
June B. Parent	6,246	3,285	837	—	—	10,368
(8)	This amount includes relocation expenses of $12,025 in 2009 and $13,995 in 2008.
(9)	This amount includes $279,376 for a change in control payment received as a result of Union Bankshares Company being acquired in 2008 by the Company.
(10)	This amount includes relocation expenses of $41,217. Upon being named Senior Lender for the Company, Mr. Nightingale was provided a relocation package to assist him in moving closer to the Company’s corporate headquarters.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Executive Deferred Compensation Plan allows participants to defer up to 100% of their salary and/or annual incentive bonus, after payment of FICA/Medicare taxes. Currently, no executive officers participate in the Executive Deferred Compensation Plan. Deferred amounts under the Executive Deferred Compensation Plan are subject to adjustment for appreciation or depreciation in value based on hypothetical measurement funds in one or more of the available measurement funds chosen by the participant. These measurement funds are similar to the investment options available in our 401(k) Plan. The Company’s obligations with respect to the deferred amounts under the Executive Deferred Compensation Plan are payable from its general assets, which are at all times subject to the claims of the Company’s general creditors.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes stock grants made during 2010 to the named executive officers named in the Summary Compensation Table.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory A. Dufour	EIP	01/01/10	$12,000	$60,000	$120,000	—	—	—	—		—	$—
	LTIP	06/29/10	—	—	—	1,787	3,575	7,151	—		—	—
	MSPP	3/11/10	—	—	—	—	—	—	203	(3)	—	—
	Restricted	3/11/10	—	—	—	—	—	—	1,500	(4)	—	—
Deborah A. Jordan	EIP	01/01/10	6,000	30,000	60,000	—	—	—	—		—	—
	LTIP	06/29/10	—	—	—	744	1,489	2,979	—		—	—
	MSPP	3/11/10	—	—	—	—	—	—	96	(3)	—	—
	Restricted	3/11/10	—	—	—	—	—	—	1,000	(4)	—	—
Peter F. Greene	EIP	01/01/10	4,740	23,700	47,400	—	—	—	—		—	—
	LTIP	06/29/10	—	—	—	588	1,176	2,353	—		—	—
	MSPP	3/11/10	—	—	—	—	—	—	83 (3)		—	—
	Restricted	3/11/10	—	—	—	—	—	—	1,000	(4)	—	—
Timothy P. Nightingale	EIP	01/01/10	5,790	28,950	57,900	—	—	—	—		—	—
	LTIP	06/29/10	—	—	—	718	1,437	2,875	—		—	—
	MSPP	3/11/10	—	—	—	—	—	—	91 (3)		—	—
	Restricted	3/11/10	—	—	—	—	—	—	1,000	(4)	—	—
June B. Parent	EIP	01/01/10	4,800	24,000	48,000	—	—	—	—		—	—
	LTIP	06/29/10	—	—	—	595	1,191	2,383	—		—	—
	MSPP	3/11/10	—	—	—	—	—	—	77 (3)		—	—
	Restricted	3/11/10	—	—	—	—	—	—	1,000	(4)	—	—

(1)	Amounts represent range of possible incentive payouts under the 2010 Executive Incentive Plan (the “EIP”). The actual amounts paid in 2011 are reflected in the Summary Compensation Table and were as follows:

Name	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2010
Gregory Dufour	$117,600
Deborah Jordan	59,280
Peter Greene	46,926
Timothy Nightingale	56,742
June Parent	47,040
(2)	Amounts represent the range of shares that may be released at the end of the three-year performance applicable to the 2010-2012 Long Term Performance Share Program (“LTIP”). Total long-term incentive award opportunities as a percentage of salary for each named executive officer are described in “Compensation Discussion and Analysis.” The number of shares was based on the percentage of base salary effective March 1, 2010 and a market price of $33.56 on January 4, 2010, the first business day of the 2010-2012 LTIP.

(3)	Amount reflects 20% of 2009 cash bonus used to purchase restricted shares on March 11, 2010 under the MSPP at $21.66 per share, a discount of one-third of the closing market price of $32.49 on the date of the grant. These shares will fully vest two years after the grant date.
(4)	Amount reflects shares of restricted stock that were granted on March 11, 2010 with a 3-year annual vesting schedule.

In 2010, there were payouts under the EIP and they are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. The EIP plan is described in detail above under the heading “Annual Cash Incentives” on page 28.

In 2010, each of the named executive officers participated in the MSPP and those values are reflected on the Summary Compensation Table in the Stock Awards column. The MSPP is described in detail above under the heading “Long-Term Incentives” on page 30.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (OPTION AWARDS)

The following table summarizes certain information with respect to all unexercised options held by named executive officers at December 31, 2010.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date
Gregory A. Dufour	02/24/09	2,000	8,000	—	$24.46	02/24/19
Deborah A. Jordan	09/01/08	3,000	4,500	—	28.90	09/01/18
Peter F. Greene	02/24/09	—	2,000	—	24.46	02/24/19
Timothy P. Nightingale	01/28/03	1,500	—	—	23.08	01/28/13
	01/25/05	2,500	—	—	36.69	01/25/15
	02/13/06	1,200	300	—	34.95	02/13/16
	05/12/07	1,200	800	—	44.51	05/12/17
	02/24/09	500	2,000	—	24.46	02/24/19
		6,900	3,100
June B. Parent	01/25/05	2,500	—	—	36.69	01/25/15
	02/13/06	1,200	300	—	34.95	02/13/16
	05/12/07	1,200	800	—	44.51	05/12/17
	02/24/09	500	2,000	—	24.46	02/24/19
		5,400	3,100

(1)	Options issued with a five-year vesting schedule, with one-fifth vesting each year on the anniversary of grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (STOCK AWARDS)

The following table summarizes certain information with respect to all unvested performance-based and time-based restricted stock awards held by named executive officers at December 31, 2010.

				Stock Awards
Name	Grant Date	Plan		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Gregory A. Dufour	2/24/2009	Restricted	(2)	1,333	$48,295	—	$—
	3/11/2010	MSPP	(3)	203	7,355	—	—
	3/11/2010	Restricted	(4)	1,500	54,345	—	—
	n/a	LTIP	(5)	—	—	11,472	415,631
				3,036	109,995	11,472	415,631
Deborah A. Jordan	3/09/2009	MSPP	(6)	867	31,411	—	—
	3/11/2010	MSPP	(3)	96	3,478	—	—
	3/11/2010	Restricted	(4)	1,000	36,230	—	—
	n/a	DCRP	(7)	984	35,650	—	—
	n/a	LTIP	(5)	—	—	4,975	180,244
				2,947	106,769	4,975	180,244
Peter F. Greene	3/11/2010	MSPP	(3)	83	3,007	—	—
	3/11/2010	Restricted	(4)	1,000	36,230	—	—
	n/a	LTIP	(5)	—	—	4,662	168,904
				1,083	39,237	4,662	168,904
Timothy P. Nightingale	3/11/2010	MSPP	(3)	91	3,297	—	—
	3/11/2010	Restricted	(4)	1,000	36,230	—	—
	n/a	DCRP	(7)	1,505	54,526	—	—
	n/a	LTIP	(5)	—	—	5,512	199,700
				2,596	94,053	5,512	199,700
June B. Parent	3/11/2010	MSPP	(3)	77	2,790	—	—
	3/11/2010	Restricted	(4)	1,000	36,230	—	—
	n/a	DCRP	(7)	432	15,651	—	—
	n/a	LTIP	(5)	—	—	4,635	167,926
				1,509	54,671	4,635	167,926

(1)	Based on a market value of $36.23 at December 31, 2010.
(2)	Restricted shares issued with a three-year vesting schedule, with one-third vesting each year on February 24, 2010, 2011, and 2012.
(3)	These shares were purchased at $21.66 per share under the MSPP and vest two years from the grant date.
(4)	Restricted shares issued with a three-year vesting schedule, with one-third vesting each year on March 11, 2011, 2012, and 2013.
(5)	Represents shares that may be released at the end of each applicable three-year performance period. These amounts do not necessarily represent a realized financial benefit for the named executive officers because the performance shares have not necessarily been earned. Payout value is based on a market value of $36.23 at December 31, 2010.

	Long Term Performance Share Program (“LTIP”)
	2008 – 2010 Period		2009 – 2011 Period		2010 – 2012 Period		Total Shares
Name	Level	Shares	Level	Shares	Level	Shares
Gregory A. Dufour	Maximum	4,293	Above Target	5,392	Threshold	1,787	11,472
Deborah A. Jordan	Maximum	2,087	Above Target	2,144	Threshold	744	4,975
Peter F. Greene	Maximum	2,236	Above Target	1,838	Threshold	588	4,662
Timothy P. Nightingale	Maximum	2,772	Above Target	2,022	Threshold	718	5,512
June B. Parent	Maximum	2,325	Above Target	1,715	Threshold	595	4,635
(6)	These shares were purchased at $10.37 per share under the MSPP and vest two years from grant date.
(7)	Stock units awarded under the DCRP.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the number of shares acquired and the dollar amounts realized by the executive officers named in the Summary Compensation Table during 2010 on the exercise of stock options and vesting of shares of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Gregory A. Dufour	—	$—	3,647	(3)	$101,634
Deborah A. Jordan	—	—	75	(4)	2,436
Peter F. Greene	500	7,200	—		—
Timothy P. Nightingale	1,000	14,480	509	(5)	9,221
June B. Parent	2,000	25,300	142	(6)	1,856

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.
(2)	The “value realized” is the gross number of options exercised multiplied by the difference between the closing market price on the date of exercise and the exercise price.
(3)	Amount includes (i) 431 shares representing the last third of restricted shares awarded on March 27, 2007, that had a three-year vesting schedule, with one third vesting each year on March 27, 2008, 2009, and 2010 (the “value realized” represents the market value on March 27, 2010 of $33.05), (ii) 667 shares representing the first third of restricted shares awarded on February 24, 2009, that had a three-year vesting schedule, with one third vesting each year on February 24, 2010, 2011, and 2012 (the “value realized” represents the market value on February 24, 2010 of $30.71), (iii) 475 shares that vested on February 26, 2010 under the MSPP (the “value realized” represents the market value on February 26, 2010 of $30.17 and the MSPP one third discount price of $21.05 on the date of the grant), and (iv) 2,074 shares granted on January 1, 2007 under the LTIP (the “value realized” represents the market value on February 26, 2010 of $30.17).
(4)	Amount consists of 75 “deferred stock units” that vested under the DCRP on March 15, 2010. The “value realized” on the DCRP “deferred stock units” represents the market value on March 15, 2010 of $32.48.
(5)	Amount includes (i) 313 shares that vested on February 26, 2010 under the MSPP and (ii) 196 “deferred stock units” that vested under the DCRP on March 15, 2010. The “value realized” on the MSPP shares represents the difference between the market value on February 26, 2010 of $30.17 and the MSPP one third discount price of $21.05 on the date of the grant. The “value realized” on the DCRP “deferred stock units” represents the market value on March 15, 2010 of $32.48.
(6)	Amount includes (i) 118 shares that vested on February 26, 2010 under the MSPP and (ii) 24 “deferred stock units” that vested under the DCRP on March 15, 2010. The “value realized” on the MSPP shares represents the difference between the market value on February 26, 2010 of $30.17 and the MSPP one third discount price of $21.05 on the date of the grant. The “value realized” on the DCRP “deferred stock units” represents the market value on March 15, 2010 of $32.48.

PENSION BENEFITS TABLE

The following table summarizes the pension benefits for each of the executive officers named in the Summary Compensation Table during 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gregory A. Dufour	Supplemental Executive Retirement Program	9	$362,000	$—
Deborah A. Jordan	—	—	—	—
Peter F. Greene	Supplemental Executive Retirement Program	28	193,000	—
Timothy P. Nightingale	—	—	—	—
June B. Parent	—	—	—	—

(1)	The amounts in this column reflect the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K.

The Company provides a nonqualified, noncontributory, defined benefit supplemental retirement program (“SERP”) for certain highly compensated executives. Under the SERP, in which Mr. Dufour is a participant, an executive is required to have five years of service to be eligible for a vested benefit under the existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with 15 years certain) that is calculated based on targeting up to 75% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring years of service, and allowing for reductions relative to (a) 50% of the participant’s projected primary Social Security benefits; (b) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (c) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The SERP provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% at age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

Mr. Greene’s SERP requires 12 years of consecutive service to be eligible for a 100% vested benefit for which he is entitled. As a participant in this SERP, he may receive upon retirement at age 65, a 15 years certain benefit that is calculated based on 70% of his average salary of the highest three years of salary from the five-year period prior to his retirement, and allowing for reductions relative to (a) 50% of his projected primary Social Security benefits; (b) the benefit from the distribution of Union Trust Company’s defined benefit pension plan in 2008 assuming a benefit election of lifetime, ten years certain; (c) the benefit from the portion of his 401(k) arising from employer contributions plus earnings; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 60. If, prior to attaining the age of 60, Mr. Greene voluntarily terminates employment with the Company for any reason other than disability, then the Company shall not be required to make any payments under the SERP.

Change in Control Agreements

In 2009, we entered into change in control (“CIC”) agreements with each of the named executive officers. The agreements may require us to make payments to these individuals in the event of the termination of their employment following a change in control. Many of our executive compensation, benefit, and deferred compensation plans provide the named executive officers with certain rights or the right to receive payments in the event of the termination of their employment.

Under the CIC agreements, if the executive experiences a qualifying termination within two years following a change in control, the executive shall be entitled to cash severance and benefits. The CIC agreement provides the executive with cash severance for a benefit period of two years for the CEO and 18 months for the other named executive officers. Each executive’s total cash severance will be equal to the executive’s base salary for the benefit period. Payment of the cash severance would commence within 30 days of the executive’s qualifying termination. The CIC agreements allow for a return of payments if it is determined that the executive at any time misrepresented any financial information and such payment would be payable to the Company within 30 days of such notice of misrepresentation and any future payments under the CIC agreement would be forfeited upon receipt of such misrepresentation notice. Under the terms of the CIC agreements, if an executive’s employment with the Company is terminated by the Company without “cause” or by the employee for “good reason” within two years after a change in control of the Company, the employee will generally be entitled to receive severance benefits. If a named executive officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change in control while his or her agreement is in effect, he or she would not be entitled to severance pay or benefits under any company severance plan or program other than his or her CIC agreement.

Change in control, as defined in the agreement, means a change in:

(i)	the ownership of the Company and in the effective control of the Company such that a single entity or commonly controlled group of entities shall have the ability to elect a majority of the Board of Directors of the Company; or
(ii)	the ownership of all or substantially all the assets associated with the business group in which the named executive officer works, or of the Company as a whole.

The CIC agreements may be terminated by the Company effective December 31, 2014 if the Company takes action 90 days prior to that date. If no such action is taken, each CIC agreement’s termination date will automatically extend to December 31 of each following year unless action is taken by the Company to terminate such CIC agreements at least 90 days prior to such termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and footnotes describes the potential payments and benefits under the Company’s compensation and benefit plans to which the named executive officers would be entitled upon termination of employment or following a change in control of the Company. The calculations assume that such termination or change in control was effective as of December 31, 2010.

Name	Cash Severance Payment(1)	Continuation of Health Benefits(2)	Stock Options/ Restricted Stock(3)	DCRP(4)	LTIP(5)	Life Insurance(6)	Total Benefits
Gregory A. Dufour
Voluntary termination	$—	$—	$—	$—	$—	$—	$—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	600,000	26,837	109,994	—	286,688	—	1,023,519
Upon change in control	—	—	109,994	—	151,767	—	261,761
Disability	—	—	—	—	—	—	—
Death	—	—	—	—	—	—	—
Deborah A. Jordan
Voluntary termination	—	—	—	—	—	—	—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	300,000	14,675	71,119	35,650	115,646	—	537,090
Upon change in control	—	—	71,119	35,650	60,758	—	167,527
Disability	—	—	—	35,650	—	—	35,650
Death	—	—	—	35,650	—	—	35,650
Peter F. Greene
Voluntary termination	—	—	—	—	—	—	—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	237,000	18,298	39,237	—	96,698	—	391,233
Upon change in control	—	—	39,237	—	51,483	—	90,720
Disability	—	—	—	—	—	—	—
Death	—	—	—	—	—	297,852	297,852
Timothy P. Nightingale
Voluntary termination	—	—	—	—	—	—	—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	289,500	16,692	63,451	54,526	109,813	—	533,982
Upon change in control	—	—	63,451	54,526	57,497	—	175,474
Disability	—	—	—	54,526	—	—	54,526
Death	—	—	—	54,526	—	—	54,526
June B. Parent
Voluntary termination	—	—	—	—	—	—	—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	240,000	16,692	62,944	15,651	92,495	—	427,782
Upon change in control	—	—	62,944	15,651	48,584	—	127,179
Disability	—	—	—	15,651	—	—	15,651
Death	—	—	—	15,651	—	—	15,651

(1)	Represents the value of eighteen months of base salary, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions per the CIC agreements (twenty-four months for Mr. Dufour).

(2)	Represents the value of eighteen months of healthcare benefits per the CIC agreements (eighteen months and 6 months equivalent grossed up to include taxation for Mr. Dufour).
(3)	Under the 2003 Stock Option and Incentive Plan, each outstanding stock option and restricted stock award becomes fully exercisable upon a change in control. For purposes of this table, the unvested in-the-money stock options and restricted shares were assumed to have a value equal to the closing price per share of $36.23 at December 31, 2010.
(4)	Under the Defined Contribution Retirement Plan (“DCRP”), each unvested deferred stock unit becomes fully vested upon a change in control or death and disability. For purposes of this table, the unvested deferred stock units were assumed to have a value equal to the closing price per share of $36.23 at December 31, 2010.
(5)	Participants of the LTIP upon a change in control would receive a pro rata award based on such shorter long-term performance period and the actual performance level achievement. In the event a participant has a termination event (involuntary termination without cause or voluntary termination for good reason) within six months after a change in control, the participant shall be entitled to an additional award up to the maximum payout level under the LTIP.
(6)	Payment to beneficiary upon death of named executive officer.

OTHER MATTERS

Nominations by Shareholders

Nominations for election to the Company’s Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business on the 90th day, or earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting. In the event that the date of the Annual Meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting, and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for each such nominee. To date, no shareholder has proposed a candidate to our Board pursuant to our Bylaws. If a shareholder should propose a candidate, we anticipate that the Governance Committee would evaluate that candidate on the basis of the criteria noted above. For additional information, please refer to Section 2.1 of our By-laws and to “Shareholder Proposals for Next Annual Meeting” below.

Shareholder Proposals for Next Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Shareholders must be received by the Company by December 4, 2011. Such a proposal must also comply with the requirements as to form and substance established by the Commission for such a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a shareholder’s notice must be received by the Company no earlier than January 3, 2012 and no later than February 2, 2012.

Other Business Matters

As of the date of this Proxy Statement, the Company’s Board of Directors know of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other business, matter or proposal shall properly come before the Annual Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Company’s Board of Directors.

By Order of the Board of Directors

John W. Holmes, Secretary
April 4, 2011

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

May 3, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.cacannualmeeting.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330403000000001000 4 050311

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three Directors. The Board of Directors has nominated the persons listed below to serve as directors until 2014.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To consider a non-binding resolution to approve the compensation of the Company's named executive officers ("Say-on-Pay").	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3. To select the frequency of future shareholder Say-on-Pay votes.	☐	☐	☐	☐

The Board of Directors recommends a frequency of "One Year"

	FOR	AGAINST	ABSTAIN
4. To ratify the appointment of Berry, Dunn, McNeil & Parker as the Company's independent registered public accounting firm for 2011.	☐	☐	☐

5. The proxies are authorized to vote in their discretion upon such other business and matters or proposals as may properly come before the Meeting.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

May 3, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.cacannualmeeting.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330403000000001000 4 050311

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three Directors. The Board of Directors has nominated the persons listed below to serve as directors until 2014.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. To consider a non-binding resolution to approve the compensation of the Company's named executive officers ("Say-on-Pay").	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3. To select the frequency of future shareholder Say-on-Pay votes.	☐	☐	☐	☐

The Board of Directors recommends a frequency of "One Year"

	FOR	AGAINST	ABSTAIN
4. To ratify the appointment of Berry, Dunn, McNeil & Parker as the Company's independent registered public accounting firm for 2011.	☐	☐	☐

5. The proxies are authorized to vote in their discretion upon such other business and matters or proposals as may properly come before the Meeting.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.